Exhibit 10.49

November 29, 2005

Rose Tomich-Litz
13114 Evening Creek Drive S.
San Diego, CA 92128

Dear Rose,

American Technology Corporation ("Company") is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:	Vice President, Operations

Reporting To:	John Zavoli, President and Chief Operating Officer

Start Date:	November 30, 2005

Salary:	Your starting salary as an exempt employee will be $6,057.69 gross Bi-weekly or $157,500 annually.

Stock Options:
Management will recommend to the Compensation Committee at its first meeting following your start date, that you be granted stock options to purchase 100,000 shares of common stock. These options are presently available to accommodate this recommendation. The Compensation Committee has the discretion to approve or deny the grant. The recommended options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2005 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for five (5) years after grant, subject to earlier termination as set forth in the 2005 Stock Option Plan. The recommended options will vest over four (4) years with 25% vesting on the first anniversary of grant, and then in equal quarterly installments over the following three years of continuous service with the Company.

Health Benefits:
The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The company pays for 90% of the HMO medical insurance premiums (including dependents). The employee can elect PPO coverage by paying the difference in cost. The company pays for dental, vision, short-term disability, long-term disability and life insurances. Benefits begin the first day of the month following your hire date.

Paid Time Off & Holidays:
You will receive 15 days of accrued Paid Time Off (PTO) annually, in use for vacation or for personal time off. PTO hours are accrued per pay period. Any hours in excess of 200 will be paid out in the first pay period of December.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee's deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate ("Arbitration Agreement").

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company's proprietary and confidential information and you must comply with the Company's policies and procedures. Accordingly, you will be required to execute the Company's Non-Disclosure Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.

We sincerely hope that you decide to join American Technology Corp. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than close of business on Wednesday, November 30, 2005.

If there are any questions, please do not hesitate to call me.

Yours truly,

/s/ John Zavoli
John Zavoli
President/COO

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:/s/ Rose Tormich-Litz                                 Date: 11/30/05